CONSENT OF INDEPENDENT ACCOUNTANTS

January 18, 2005

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Westsphere Asset Corporation Inc. of our report dated March 27, 2004, relating to the consolidated financial statements of Westsphere Asset Corporation Inc. and subsidiaries as of December 31, 2003.

/s/ Miller and McCollom

Miller and McCollom

Certified Public Accountants

4350 Wadsworth Boulevard, Suite 300

Wheat Ridge, Colorado 80033